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                                                                    EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS




The Board of Directors
netGuru, Inc.:


We consent to the incorporation by reference in the Registration Statement on Form S-3 and related Prospectus of netGuru, Inc. of our report dated June 27, 2001 relating to the consolidated balance sheet of netGuru, Inc. and subsidiaries as of March 31, 2001, and the related consolidated statements of operations, stockholders' equity and comprehensive loss and cash flows for the years ended March 31, 2001 and 2000, which report appears in the March 31, 2001 Annual Report on Form 10-KSB of netGuru, Inc., and to the reference to our firm under the heading "Experts" in the Prospectus.



/s/ KPMG, LLP
Orange County, California
March 25, 2002